EXHIBIT 99.1

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050      Atlanta, Georgia 30346      (770) 901-9020      FAX (770) 901-9550

FOR IMMEDIATE RELEASE

March 24, 2003

Contact: Craig R. Kitchin
President and Chief Financial Officer
(770) 901-9020

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR FIRST QUARTER

Atlanta, GA, March 24/PRNewswire/—Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $0.578125 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the first quarter of 2003. The cash dividend is payable on April 21, 2003, to shareholders of record on March 31, 2003. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the first quarter of 2003. The cash dividend is payable on April 21, 2003, to shareholders of record on March 31, 2003. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.